Exhibit 99.1
UNAUDITED PRO FORMA FINANCIAL INFORMATION
DANAHER CORPORATION AND PALL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

DESCRIPTION OF TRANSACTION
On August 31, 2015, Pentagon Merger Sub, Inc., a New York corporation and an indirect, wholly-owned subsidiary of Danaher Corporation (“Danaher” or the “Company”), acquired all of the outstanding shares of common stock of Pall Corporation (“Pall”), a New York corporation, for $127.20 per share in cash, for a total purchase price of approximately $13.6 billion, net of assumed debt of $417 million and acquired cash of approximately $1.2 billion (the “Pall Acquisition”). Pall is a leading global provider of filtration, separation and purification solutions that remove contaminants or separate substances from a variety of solids, liquids and gases, and is now part of the Company’s Life Sciences & Diagnostics segment. In its fiscal year ended July 31, 2015, Pall generated consolidated revenues of approximately $2.8 billion. Pall serves customers in the biopharmaceutical, food and beverage and medical markets as well as the process technologies, aerospace and microelectronics markets. The Pall Acquisition provides additional sales and earnings growth opportunities for the Company by expanding geographic and product line diversity, including new product and service offerings in the areas of filtration, separation and purification, and through the potential acquisition of complementary businesses. As Pall is integrated into the Company, the Company also expects to realize significant cost synergies through the application of the Danaher Business System and the combined purchasing power of the Company and Pall. The Company preliminarily recorded an aggregate of $9.4 billion of goodwill related to the Pall Acquisition.
The Company financed the approximately $13.6 billion acquisition price of Pall with approximately $2.5 billion of available cash, approximately $8.1 billion of net proceeds from the issuance and sale of U.S. dollar and Euro-denominated commercial paper and €2.7 billion (approximately $3.0 billion based on currency exchange rates as of the date of issuance) of net proceeds from the issuance and sale of Euro-denominated senior unsecured notes. Subsequent to the Pall Acquisition, the Company used the approximately $2.0 billion of net proceeds from the issuance of U.S. dollar-denominated senior unsecured notes to repay a portion of the commercial paper issued to finance a portion of the Pall Acquisition.
The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2014 and for the six months ended July 3, 2015 are based on the historical financial statements of Danaher and Pall after giving effect to the acquisition of Pall by Danaher, and to the financing (issuance of U.S. dollar and Euro-denominated senior notes and commercial paper) of the acquisition of Pall by Danaher, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of earnings are presented as if the acquisition had occurred on January 1, 2014. A pro forma statement of financial position reflecting the acquisition of Pall is not required since the acquisition is included in the Company’s consolidated balance sheet included in its Form 10-Q for the quarter ended October 2, 2015 filed with the Securities and Exchange Commission on October 22, 2015.
The unaudited pro forma condensed combined financial information reflecting the combination of Danaher and Pall is provided for informational purposes only. The pro forma information reflects preliminary estimates and assumptions based on information available at the time of the preparation, including preliminary fair value estimates of certain property, plant and equipment, acquired intangible assets and certain acquisition related liabilities. The unaudited pro forma condensed combined statements of earnings are not necessarily indicative of what the companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Danaher treated as the acquirer. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the merger. The total estimated purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition.  Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Danaher with the assistance, in some cases, of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined statements of earnings include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased amortization expense on acquired tangible and intangible assets. The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.
The unaudited pro forma condensed combined statements of earnings do not reflect non-recurring charges resulting from the merger which do not have a continuing impact. The majority of non-recurring charges resulting from the merger are comprised of costs associated with the acceleration of stock options, restricted shares, restricted units, performance shares and performance units under the Pall 2012 stock plan, change in control payments and certain investment banker, legal and accounting fees associated with the transaction incurred by Pall and the Company. In addition, the Company will incur certain non-recurring charges following the acquisition, primarily associated with recording acquired inventory at fair value, that have not been included in the unaudited pro forma condensed combined statements of earnings as they do not have a continuing impact.
Danaher has a fiscal year end of December 31, whereas prior to the acquisition, Pall had a July 31 fiscal year end. In order to prepare the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014, Pall’s operating results were brought to within 31 days of Danaher’s year end. The twelve month period ended January 31, 2015 for Pall was derived from their historical audited financial statements as of and for the year ended July 31, 2014, deducting the six month period ended January 31, 2014 included in their historical unaudited financial statements, and adding the six month period ended January 31, 2015 included in their historical unaudited financial statements.
In order to prepare the unaudited pro forma condensed combined statement of earnings for the six month period ended July 3, 2015, Pall’s operating results were brought to within 28 days of Danaher’s unaudited interim period. The six month period ended July 31, 2015 for Pall was derived from their historical audited financial statements as of and for the year ended July 31, 2015 and deducting the six month period ended January 31, 2015 included in their historical unaudited financial statements.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
DANAHER CORPORATION AND PALL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 2014
($ and shares in millions, except per share amounts)

	Danaher (a)	Discontinued Operations (b)	Danaher Adjusted for Discontinued Operations (c)		Pall (d) (e)	Pro Forma Adjustments		Pro Forma Combined
Sales	$19,913.8	$759.8	$19,154.0		$2,852.7	$—		$22,006.7
Cost of sales	(9,471.3)	(209.9)	(9,261.4)		(1,409.7)	4.1	(f)(h)	(10,667.0)
Gross profit	10,442.5	549.9	9,892.6		1,443.0	4.1		11,339.7
Operating costs and other:
Selling, general and administrative expenses	(5,697.0)	(308.0)	(5,389.0)		(844.7)	(215.1)	(f)(g)(h)	(6,448.8)
Research and development expenses	(1,314.2)	(157.2)	(1,157.0)		(103.6)	0.4	(f)(h)	(1,260.2)
Operating profit	3,431.3	84.7	3,346.6		494.7	(210.6)		3,630.7
Non-operating income (expense):
Other income	156.5	—	156.5		—	—		156.5
Interest expense	(122.7)	(3.6)	(119.1)		(28.4)	(133.4)	(i)	(280.9)
Interest income	16.7	—	16.7		9.7	—		26.4
Earnings from continuing operations before income taxes	3,481.8	81.1	3,400.7		476.0	(344.0)		3,532.7
Income taxes	(883.4)	(25.8)	(857.6)		(94.5)	79.8	(k)	(872.3)
Net earnings from continuing operations	$2,598.4	$55.3	$2,543.1		$381.5	$(264.2)		$2,660.4
Net earnings per share from continuing operations:
Basic	$3.70	$0.08	$3.62					$3.79
Diluted	$3.63	$0.08	$3.56	*				$3.72
Average common stock and common equivalent shares outstanding:
Basic	702.2	702.2	702.2					702.2
Diluted	716.1	716.1	716.1					716.1
* Earnings per share amount does not cross add due to rounding.
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statements of Earnings.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
DANAHER CORPORATION AND PALL CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
FOR THE SIX MONTHS ENDED JULY 3, 2015
($ and shares in millions, except per share amounts)

	Danaher (a)	Discontinued Operations (b)	Danaher Adjusted for Discontinued Operations (c)	Pall (d) (e)	Pro Forma Adjustments		Pro Forma Combined
Sales	$10,000.4	$345.7	$9,654.7	$1,421.0	$—		$11,075.7
Cost of sales	(4,640.2)	(97.7)	(4,542.5)	(677.5)	1.9	(f)(h)	(5,218.1)
Gross profit	5,360.2	248.0	5,112.2	743.5	1.9		5,857.6
Operating costs and other:
Selling, general and administrative expenses	(2,970.9)	(152.2)	(2,818.7)	(441.3)	(96.5)	(f)(g)(h)(j)	(3,356.5)
Research and development expenses	(684.0)	(79.8)	(604.2)	(49.7)	0.2	(f)(h)	(653.7)
Operating profit	1,705.3	16.0	1,689.3	252.5	(94.4)		1,847.4
Non-operating income (expense):
Interest expense	(60.0)	(1.8)	(58.2)	(14.3)	(66.2)	(i)	(138.7)
Interest income	4.6	—	4.6	4.8	—		9.4
Earnings from continuing operations before income taxes	1,649.9	14.2	1,635.7	243.0	(160.6)		1,718.1
Income taxes	(384.5)	(22.2)	(362.3)	(48.0)	37.3	(k)	(373.0)
Net earnings (loss) from continuing operations	$1,265.4	$(8.0)	$1,273.4	$195.0	$(123.3)		$1,345.1
Net earnings per share from continuing operations:
Basic	$1.79	$(0.01)	$1.80				$1.90
Diluted	$1.76	$(0.01)	$1.77				$1.87
Average common stock and common equivalent shares outstanding:
Basic	708.4	708.4	708.4				708.4
Diluted	719.2	719.2	719.2				719.2
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Statements of Earnings.

DANAHER CORPORATION AND PALL CORPORATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF EARNINGS

NOTE 1. BASIS OF PRO FORMA PRESENTATION
On August 31, 2015, Pentagon Merger Sub, Inc., a New York corporation and an indirect, wholly-owned subsidiary of Danaher Corporation (the "Company"), acquired all of the outstanding shares of common stock of Pall Corporation ("Pall"), a New York corporation, for $127.20 per share in cash, for a total purchase price of approximately $13.6 billion, net of assumed debt of $417 million and acquired cash of approximately $1.2 billion (the "Pall Acquisition"). Pall is a leading global provider of filtration, separation and purification solutions that remove contaminants or separate substances from a variety of solids, liquids and gases, and is now part of the Company’s Life Sciences & Diagnostics segment. In its fiscal year ended July 31, 2015, Pall generated consolidated revenues of approximately $2.8 billion. Pall serves customers in the biopharmaceutical, food and beverage and medical markets as well as the process technologies, aerospace and microelectronics markets. The Pall Acquisition provides additional sales and earnings growth opportunities for the Company by expanding geographic and product line diversity, including new product and service offerings in the areas of filtration, separation and purification, and through the potential acquisition of complementary businesses. As Pall is integrated into the Company, the Company also expects to realize significant cost synergies through the application of the Danaher Business System and the combined purchasing power of the Company and Pall.
The Company financed the approximately $13.6 billion acquisition price of Pall with approximately $2.5 billion of available cash, approximately $8.1 billion of net proceeds from the issuance and sale of U.S. dollar and Euro-denominated commercial paper and €2.7 billion (approximately $3.0 billion based on currency exchange rates as of the date of issuance) of net proceeds from the issuance and sale of Euro-denominated senior unsecured notes. Subsequent to the Pall Acquisition, the Company used the approximately $2.0 billion of net proceeds from the issuance of U.S. dollar-denominated senior unsecured notes to repay a portion of the commercial paper issued to finance a portion of the Pall Acquisition.
The unaudited pro forma condensed consolidated financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Accounting Standards Codification 805, Business Combinations. Under the acquisition method of accounting, the total purchase price is allocated to Pall’s net tangible and intangible assets based on their estimated fair values as of August 31, 2015, the date the Company gained control of Pall. The excess of the purchase price over the net tangible and intangible assets will be recorded as goodwill. The Company preliminarily recorded an aggregate of $9.4 billion of goodwill related to the Pall Acquisition. The Company has made a preliminary allocation of the purchase price based on management’s internal evaluation to estimate their respective fair values, as described in the introduction to these unaudited pro forma condensed combined financial statements. Accordingly, the fair values of the assets and liabilities included in the table below are subject to change. The Company is in the process of finalizing its assessment of the fair value of the assets acquired and liabilities assumed. The completion of the valuation may result in material revisions to the fair values noted below. An increase/decrease in the fair value of assets acquired and liabilities assumed will also affect the balance of goodwill and may revise the amortization of intangible assets and depreciation expense related to property, plant and equipment.

The table below summarizes the preliminary estimated fair values of assets acquired and liabilities assumed based on management’s current best estimates ($ in millions):

Trade accounts receivable	$514.3
Inventories	481.2
Property, plant and equipment	671.3
Definite-lived intangible assets subject to amortization (primarily customer relationships)	3,650.0
Indefinite-lived intangible assets:
Goodwill	9,440.4
Trade names	1,330.0
Total indefinite-lived intangible assets	10,770.4
Trade accounts payable	(155.0)
Other assets and liabilities, net	(1,892.7)
Assumed debt	(417.0)
Net assets acquired	13,622.5
Less: non-cash consideration	(47.3)
Net cash consideration	$13,575.2
Definite-lived intangible assets acquired have estimated useful lives ranging from nine to 15 years. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of earnings.
The value assigned to Pall’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on estimated revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows. The rates utilized to discount the net cash flows of customer relationships to its present value were based on the risks associated with the cash flows taking into consideration the Company’s weighted average cost of capital. Discount rates ranging from 9.5% to 10.5% were deemed appropriate for valuing the cash flows attributable to the existing customer base.
The value assigned to Pall’s developed technology was determined by discounting the estimated future cash flows associated with the existing developed technology to its present value. Developed technology, which comprises products that have reached technological feasibility, includes offerings in Pall’s portfolio of products. The revenue estimates used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Pall and its competitors. The rates utilized to discount the net cash flows of developed technology to its present value were based on the risks associated with the cash flows taking into consideration the Company’s weighted average cost of capital. Discount rates ranging from 9.5% to 10.5% were deemed appropriate for valuing developed technology.

NOTE 2. PRO FORMA ADJUSTMENTS
Pro forma adjustments are necessary to reflect the depreciation and amortization expense related to the estimated fair values of plant and equipment and amortizable intangible assets and to reclassify certain of Pall’s amounts to conform to Danaher’s presentation.
Danaher has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred prior to the acquisition date and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as follows:

(a)	Represents Danaher’s historical consolidated statements of earnings for the year ended December 31, 2014 and the six months ended July 3, 2015.

(b)
Represents Danaher's discontinued operations for the year ended December 31, 2014 and the six months ended July 3, 2015 related to the Company’s split-off of the majority of its Test & Measurement segment's communications business (other than the data communications cable installation business and the communication service provider business of Fluke Networks) on July 14, 2015 to Danaher shareholders who elected to exchange Danaher shares for ownership interests in the communications business, and the subsequent merger of the communications business with a subsidiary of NetScout Systems, Inc. The accounting requirements for reporting the disposition of the communications business as a discontinued operation were met when the separation and merger were completed during the third quarter ended October 2, 2015. Refer to Note 3 in the Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 2015 for further discussion on the communications business disposition.

(c)
Represents Danaher’s consolidated statements of earnings for the year ended December 31, 2014 and the six months ended July 3, 2015 adjusted for discontinued operations related to the communications business.

(d)	Represents Pall’s historical consolidated statements of earnings for the twelve month period ended January 31, 2015 and the six month period ended July 31, 2015.

(e)
Certain reclassifications have been made to the presentation of Pall’s historical consolidated statement of earnings for the twelve months ended January 31, 2015 and the six months ended July 31, 2015 to conform to the presentation used in the unaudited pro forma condensed combined statements of earnings.

(f)
Adjustment reflecting a reduction in depreciation of $6 million and $3 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively, reflecting the net impact of the fair value adjustment of certain of Pall’s property, plant and equipment.

(g)
Adjustment to reflect estimated additional intangible asset amortization expense of $229 million and $117 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively, resulting from the fair value adjustments to Pall’s intangible assets.

(h)
Adjustment to reflect reduction in pension related costs of $12 million and $5 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively, attributable to the impact of the fair value adjustments to Pall’s pension and other post-retirement benefit obligations.

(i)
Adjustment to reflect a net increase in interest expense of $133 million and $66 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively. Additional interest expense of $146 million and $73 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively, relates to approximately $5.0 billion in U.S. dollar and Euro-denominated senior notes issued by Danaher with maturity dates that range from two to 30 years, approximately $6.1 billion of U.S. dollar and Euro-denominated commercial paper issued by Danaher and approximately $2.5 billion of assumed other borrowings, in each case used to fund the acquisition of Pall. Since the approximately $2.5 billion of cash used to fund the acquisition was generated by Danaher during the 20 months prior to the closing, the pro forma assumes that as of January 1, 2014 Danaher would have had to borrow the additional approximate $2.5 billion to close the acquisition as of that date. Estimated interest expense related to the commercial paper borrowings was derived based on a current estimated average annual interest rate of 0.2% and the estimated interest expense for the approximately $2.5 billion of assumed borrowings was derived based on the average borrowing interest rate for the commercial paper and senior notes issued to partially fund the acquisition. This increase in interest expense was offset by a reduction in interest expense of $13 million and $7 million for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively, associated with the removal of interest expense for Pall’s commercial paper and Japanese Yen denominated loan, both of which would have been repaid as of January 1, 2014 in connection with the acquisition, commitment fees, original issuance and discount amortization costs for its revolving credit facility, and lower future interest costs as a result of recording at fair value the Pall debt assumed by Danaher as of the acquisition date.

(j)	Adjustment to remove acquisition related costs of $14 million incurred by Pall for the six months ended July 3, 2015.

(k)
Adjustment to apply the Company's overall ongoing effective income tax rate of 23%, which the Company expects to be the approximate income tax rate for the combined entity, to the pretax earnings/(loss) of the pro forma adjustments for the year ended December 31, 2014 and the six months ended July 3, 2015.

NOTE 3. NON-RECURRING ITEMS
In connection with the Company’s acquisition of Pall, the Company has incurred and will incur certain non-recurring charges following the acquisition that have not been included in the pro forma condensed combined statements of earnings for the year ended December 31, 2014 and the six months ended July 3, 2015, respectively. These include approximately $86 million ($65 million, after tax) of expense associated with recording acquired inventory at fair value.

Non-recurring charges resulting from the acquisition that are not included in the pro forma condensed combined statements of earnings and that will not have a continuing impact on the combined Danaher and Pall future results include the following ($ in millions):

Stock option accelerated vesting expense	$28.9
Change in control charges	25.5
Investment banker fees and transaction related professional fees	71.6
Total non-recurring charges without a continuing impact	$126.0
The majority of these charges were recorded by Danaher and Pall subsequent to July 3, 2015.

NOTE 4. FORWARD-LOOKING STATEMENTS
These unaudited pro forma condensed combined statements of earnings are forward-looking and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: the possibility that the expected synergies from the acquisition of Pall will not be realized, or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; the possibility that disruption from the acquisition may make it more difficult to maintain business and operational relationships; Danaher’s and Pall’s ability to accurately predict future market conditions; the risk of new and changing regulation and public policy in the U.S. and internationally; and the exposure to litigation and/or regulatory actions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended October 2, 2015. These forward-looking statements speak only as of the date of this report and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.